Filed Pursuant to Rule 433
Registration No. 333-272447

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Apple Inc., the Common Stock of Amazon.com,
Inc., and the Class A Common Stock of Alphabet Inc. due March 18, 2027

Term Sheet to Preliminary Pricing Supplement dated February 29, 2024

Summary of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The lowest performing of the common stock of Apple Inc. (Bloomberg ticker symbol “AAPL”) (the “AAPL”), the common stock of Amazon.com, Inc. (Bloomberg ticker symbol “AMZN”) (the “AMZN”), and the Class A common stock of Alphabet Inc. (Bloomberg ticker symbol “GOOGL”) (the “GOOGL”) (each, an “Underlying Stock” and together, the “Underlying Stocks”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	March 15, 2024
Issue Date*	March 20, 2024
Stated Maturity Date*	March 18, 2027
Automatic Call	If the Stock Closing Price of the Lowest Performing Underlying Stock on any Call Observation Date (including the Final Calculation Day) is greater than or equal to its Threshold Price, the securities will be automatically called for the face amount plus the Call Premium applicable to that Call Observation Date.
Call Observation Dates and Call Premiums	Call Observation Dates*	Call Premiums**
	March 20, 2025	at least 16.00% of the face amount
	March 20, 2026	at least 32.00% of the face amount
	March 15, 2027 (the “Final Calculation Day”)	at least 48.00% of the face amount
** to be determined on the Pricing Date.
Call Payment Date	Three business days after the applicable Call Observation Date (if the securities are called on the last Call Observation Date, the Call Payment Date will be the Stated Maturity Date)
Maturity Payment Amount (per security)

If the securities are not automatically called, which means that the Ending Price of Lowest Performing Underlying Stock on the Final Calculation Day is less than its Threshold Price:

$1,000 × (Performance Factor of the Lowest Performing Underlying Stock on the Final Calculation Day + Buffer Amount)

Threshold Price	For each Underlying Stock, 90% of its Starting Price
Buffer Amount	10%
Lowest Performing Underlying Stock	For any Call Observation Date, the Underlying Stock with the lowest Performance Factor on that day.
Performance Factor	For an Underlying Stock on any Call Observation Date, its Stock Closing Price on such day divided by its Starting Price (expressed as a percentage).
Starting Price	For each Underlying Stock, its Stock Closing Price on the Pricing Date
Ending Price	For each Underlying Stock, its Stock Closing Price on the Final Calculation Day
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.10% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607XR41 / US13607XR417
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change

Hypothetical Payout Profile***

***assumes a Call Premium equal to the lowest possible Call Premium that will be determined on the Pricing Date.

If the securities are not automatically called, you will have 1-to-1 downside exposure to the decrease in the price of the Lowest Performing Underlying Stock on the Final Calculation Day in excess of 10% and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable Call Premium, even if the Stock Closing Price of the Lowest Performing Underlying Stock on the applicable Call Observation Date significantly exceeds its Starting Price. You will not participate in any appreciation of any Underlying Stock beyond the applicable Call Premium.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $915.90 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1045520/000110465924029243/tm244771d72_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-8 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, and the “Risk Factors” section in the accompanying underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called, You Will Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Maturity.
•	The Potential Return On The Securities Is Limited To The Call Premium And May Be Less Than The Return On A Direct Investment In Any Underlying Stock.
•	You Will Be Subject To Reinvestment Risk.
•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlying Stock On Each Call Observation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
•	No Periodic Interest Will Be Paid On The Securities.
•	A Call Payment Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stocks

•	The Securities Will Be Subject To Single Stock Risk.
•	You Have Limited Anti-dilution Protection.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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